FOR IMMEDIATE RELEASE
August 29, 1997

CONTACT: Patsy L. Hattox
         Vice President, Investor
            and Media Relations
         (205)883-1170, Ext. 1447
         E-Mail:  hattoxp@nichols.com

NICHOLS RESEARCH COMPLETES PURCHASE OF TXEN, INC.

HUNTSVILLE, ALABAMA - Nichols Research Corporation announced today the closing of the transaction to purchase the remaining 80.1% of TXEN, Inc., for $43.8 million in stock and cash. The merger of TXEN, Inc., into Nichols SELECT Corporation, the Healthcare Business subsidiary of Nichols Research, will be effective August 31, 1997.

For the fiscal year ended June 30, 1997, TXEN had approximately $15.0 million in revenues and approximately $3.4 million of net income. This transaction is expected to be accretive to Nichols' earnings per share in fiscal year 1998. As a result of the acquisition, Nichols will take a pretax charge in the fourth quarter of fiscal year 1997 related to the write-off of purchased in-process research and development.

Nichols   Research  Corporation,  headquartered  in  Huntsville,   Alabama,
provides information technology (IT) and technical services for the Department of Defense, Federal civilian agencies, state government clients, and commercial clients. The Company has 28 locations throughout the United States with approximately 2,300 employees and consultants. Additional information may be found at Nichols Web site: www.nichols.com. The Company's stock is traded on the Over-The-Counter Market under the Nasdaq symbol: NRES

       EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS RELEASE CON-TAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES ARE DISCUSSED IN MORE DETAIL IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1996, INCLUDING THE MANAGE-MENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERA-TIONS SECTION OF THAT ANNUAL REPORT.
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